Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: John Bessey, President
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jbessey@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5037

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Acquires 125,550 Square Foot

Dominick’s-Anchored Shopping Center in DuPage County, Illinois

CINCINNATI, OH, July 9, 2012 — Phillips Edison – ARC Shopping Center REIT Inc. (“the Company”), a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers, today announced that through its joint venture, PECO-ARC Institutional Joint Venture I, LP, it has closed on the acquisition of Brentwood Commons, a 125,550 square foot Dominick’s grocery store-anchored shopping center for approximately $14.9 million, bringing the Company’s total portfolio to 15 properties with an aggregate purchase price of approximately $153.0 million.

Brentwood Commons is located in a densely populated suburb of Chicago in DuPage County. DuPage County has the highest per capita income in Illinois. The shopping center, in close proximity to several major highways, is 99.1 percent occupied and anchored by a long-term 64,762 square foot lease with Dominick’s grocery store, the No. 2 traditional grocery store in the Chicago market by market share. When combined with the Dominick’s lease, 92 percent of rents from the property come from national tenants, such as Dollar Tree, Advance Auto Parts, Payless Shoes, Great Clips, Radio Shack, and Subway.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of solid national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of July 9, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 15 grocery-anchored shopping centers totaling 1,372,005 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

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